Exhibit 99

FUNDING AGREEMENT

This Agreement ("Agreement") is made effective as of June 17, 2013 by and between NeoHydro Technologies Corp. ("Company") and  Craigstone Ltd ("Investor"):

WHEREAS, Company desires certain funding and Investor has agreed to provide such funding on the terms herein;

NOW, THEREFORE, in consideration of the terms defined herein, Investor agrees to fund the Company in the amount of One Hundred Thousand Dollars ($100,000) through a purchase of newly issued shares at a price of $0.03 per share and a 2 year warrant for an additional One Hundred Thousand Dollars $100,000 worth of shares at $0.3 per share within 90 days of the execution of this agreement which period may be extended to 120 days with the consent of both parties hereto.

Notice under this agreement shall be at the following addresses:

Company:

2200 Yarbrough Avenue, Suite B 305

El Paso TX,  79925

Investor:

88 Wood Street

10th Floor,

London EC2V 7RS

United Kingdom

This Agreement shall be interpreted in accordance with the laws of the State of Nevada and all parties shall be subject solely to the Courts in Clark County, State of Nevada.

The parties hereby covenant to act in good faith and to deal fairly with each other in all matters.

The parties agree that this Agreement constitutes the only agreement between the parties concerning the subject matter of this Agreement save and except any reference to other documents referred to in this Agreement or executing the terms of this Agreement.

This Agreement shall be binding on and shall inure to the benefit of the parties, their heirs, successors and assigns of the parties hereto.

NeoHydro Technologies, Inc.

Craigstone Ltd.

/s/ David Gasprine

/s/ Kenneth Ciapola

By: David Gasprine, President

By: Kenneth Ciapola